EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD PRIME COMPLETES REFINANCING OF
THE BARDESSONO HOTEL & SPA
DALLAS, August 21, 2017 -- Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime” or the “Company”) announced today that it has successfully refinanced the mortgage loan on the Bardessono Hotel & Spa with an existing outstanding balance totaling $40 million. The new loan totals $40 million and has a five year term. The loan is interest only, provides for a floating interest rate of LIBOR + 2.55% compared to the previous loan that had a floating interest rate of LIBOR + 4.95%. The new loan should result in annual interest savings of approximately $1 million.
"The execution of this refinancing provided us with an attractive opportunity to achieve substantial savings in annual interest expense," said Richard J. Stockton, Ashford Prime’s President and Chief Executive Officer. “When combining this transaction with our other refinancing in January, year-to-date, we have achieved savings of approximately $13 million in annual interest expense and principal payments resulting in a significant increase in our cash flow. Looking ahead, we remain focused on finding opportunities like these to unlock further value in our portfolio.”
Ashford Hospitality Prime is a real estate investment trust (REIT) focused on investing in luxury hotels located in resort and gateway markets.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate,"

"should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Prime’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Prime’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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